EX-3.1(iv)

ARTICLES  OF  AMENDMENT

                            CERTIFICATE OF AMENDMENT
                         TO ARTICLES OF INCORPORATION OF
                        BEACON LIGHT MINING COMPANY INC.
                              a Nevada Corporation

     We the undersigned, as President and Secretary of BEACON LIGHT MINING COMPANY INC., a Nevada corporation, do hereby certify:

     That the Board of Directors of said corporation, at a meeting duly convened and held on the 17 day of February, 1998 adopted a resolution to amend the original Articles of Incorporation as follows:

     The Fourth Article shall be amended to reflect that the total number of voting common stock authorized that be issued by the corporation is FORTY-FIVE MILLION (45,000,000) shares of stock with a par value of $0.001 per share, and that the total number of preferred stock authorized that may be issued by the corporation is FIVE MILLION (5,000,000) shares of stock with a par value of $0.001 per share with an 8% coupon, convertible into common stock for a period of 5 years at $1.00.

     The number of shares of the corporation outstanding and entitled to vote on an amendment to the Articles of Incorporation is 2 ,800 000 that the said change(s) and amendment has been consented to and approved by a majority vote of the stockholders holding at least a majority of each class of stock outstanding and entitled to vote thereon.



     /s/  Jerry  Gruenbaum
------------------------------          -----------------------------------
President                               Secretary/President


STATE  OF:

COUNTY  OF:

On the 17 day of February, 1998, personally appeared before me a Notary Public, JERRY GRUENBAUM, who acknowledged that they executed the above instrument.
----------------

     /s/  Alfred  A.  Turo
     -----------------------------------------
     Commissioner  of  the  Superior  Court







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